News Release

Firsthand Technology Value Fund Holding Tapad
to Be Acquired by Telenor

San Jose, CA, February 1, 2016 –Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, announced today that Tapad, one of the Fund’s advertising technology investments, is to be acquired by Norwegian telecom giant Telenor (OSE: TEL).

Telenor, a public company with a $24 billion market cap, announced its intention to purchase Tapad for $360 million in cash. Tapad will remain a stand-alone company and Are Traasdahl, the CEO and founder, will remain at the helm. Closing of the transaction is subject to regulatory approval and is currently expected in the first quarter of 2016.

Tapad is one of the Fund’s largest investments, with a cost basis of approximately $10 million. We currently expect to realize a capital gain on the investment if the proposed transaction is completed on the announced terms. More details will be published as they become available.

“Tapad is a prime example of the type of company we target for investment—a dynamic, high-growth company with the technology to transform a global market. Telenor obviously sees the same potential and we are thrilled with this acquisition,” remarked Kevin Landis, Firsthand’s CEO.

Tapad facilitates unified marketing to consumers across all of their related devices—including smartphones, tablets, computers, and connected TVs.  For 2015, the company is expected to report revenues of $57 million, with growth of  70%, compared to 2014. Today, Tapad's technology is employed by more than 160 Fortune 500 brands.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

News Release

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.  An investment in the Fund involves substantial risks, some of which are highlighted below.  Please see the Fund’s public filings for more information about fees, expenses and risk.  Past investment results do not provide any assurances about future results . Announced acquisition transactions about the Fund’s holdings, such as provided above, do not provide any indication about whether any other Fund holding will be acquired for a profit or otherwise will become a profitable investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com